Exhibit 10.1

THIS AMENDED AND RESTATED DEED OF ADHERENCE (“DEED”) is made the 14th day of December, 2016

BETWEEN:

(1)	BGC SERVICES (HOLDINGS) LLP, (the “PARTNERSHIP”), of One Churchill Place London E14 5RD; and

(2)	SHAUN D. LYNN (the “FURTHER MEMBER”),

and in favour of each Member of the Partnership and the Partnership for itself.

BACKGROUND:

(A)	By a Limited Liability Partnership Deed, the Partnership was established on 21 December 2011, the Members (as defined therein) agreed to regulate their relations as Members of the Partnership.

(B)	On 21 December 2012 the Members amended and restated the Limited Liability Partnership Deed (“Partnership Deed”) in contemplation of Further Members (as defined therein) joining the Partnership in the capacity of Individual Members subject at all times to the Board’s (as defined in the Partnership Deed) absolute discretion.

IT IS HEREBY AGREED as follows:

1	Interpretation

1.1	Save where the context otherwise requires, the words and expressions used in this Deed (and annexed Schedule) shall have the meanings respectively assigned to them in the Partnership Deed.

1.2	The Schedule hereto shall be deemed incorporated into this Deed as if repeated herein in full.

2	Adherence to Partnership

2.1	The Further Member covenants with the Members for the time being and the Partnership to observe, perform, remain subject to and provide all consents under the terms and conditions of the Partnership Deed with effect from 31 December 2012 (the “Date of Admission”) and shall from such date, subject at all times to the Board’s absolute discretion, be designated as an Individual Member. The Further Member confirms that he has read and fully understood the terms and conditions of the Partnership Deed and how they apply to him as an Individual Member.

2.2	The Further Member shall contribute £5000 to the Partnership upon the execution of this Deed pursuant to clause 7 of the Partnership Deed.

2.3	The Further Member shall be entitled to the following number of votes at any Members’ meeting:

one

subject always to the provisions of the Partnership Deed.

2.4	From and after the Date of Admission the provisions of Schedule 1 to this Deed of Adherence set out the Individual Member’s entitlement to profits under clause 8 of the Partnership Deed and the individual terms and conditions which apply to the Individual Member’s membership of the Partnership. Schedule 1 may be amended from time to time by the agreement of both the Partnership (acting through the Board) and the Individual Member in accordance with this Deed and in his capacity as an Individual Member the Partnership Deed in each case subject also to the approval of the BGC Partners, Inc. Compensation Committee.

2.5	This Deed shall be supplemental to and read together with the Partnership Deed. In the case of a conflict between any of the provisions of this Deed of Adherence and the Partnership Deed, this Deed of Adherence shall take precedence as between the Partnership and the Individual Member.

IN WITNESS WHEREOF the parties have executed this Deed the day and year first above written.

SIGNED and DELIVERED as a DEED by BGC SERVICES (HOLDINGS) LLP acting by:	) ) ):
/s/ James Lightbourne
(•)

Witnessed	/s/ Anastasia Kirsanova
(•)

Name:

Address:

SIGNED and DELIVERED as a DEED by SHAUN D. LYNN acting by:	) ) ):
/s/ Shaun D. Lynn
(•)

Witnessed
/s/ Sean A. Windeatt
(•)

Name:

Address:

[Amended and Restated Deed of Adherence

between BGC Holdings (Services) LLP and Shaun D. Lynn, dated 14th day of December, 2016]

SCHEDULE 1: INDIVIDUAL MEMBER’S TERMS AND CONDITIONS

NAME OF INDIVIDUAL MEMBER: SHAUN D. LYNN

DATE OF ADMISSION AS MEMBER:

ROLE: PRESIDENT:

DUTIES:	Overseeing the active growth and management of the Business of the Partnership and the businesses of any of its Affiliates as are assigned to the Individual by the Chairman (as defined below) in his sole and absolute discretion from time to time and shall include/exclude such further business(es) and/or personnel to conduct such business as the Chairman shall determine and assign to the Individual Member from time to time in his sole and absolute discretion but consistent with the business of the Partnership and/or any Affiliate at the time.

1.	DURATION OF MEMBERSHIP:

1.1	Without prejudice to the parties’ rights under the Partnership Deed and except as modified in accordance with Clause 7 herein, Membership is for a minimum initial period of up to and including 31 March 2023 (the “Initial Period”), and commencing 1 April 2021, either the Individual Member or the Partnership may at any time give twenty-four (24) months’ advance notice (the “Notice Period”) to the other in writing to terminate the Individual Member’s Membership, and (ii) such termination of Membership shall be effective upon the expiration of such Notice Period. Membership shall, unless terminated earlier in accordance with the terms of this Deed and except as modified in accordance with Clause 7 herein, continue following 31 March 2023 on the same terms and conditions set forth in this Deed until expiration of the Notice Period (such time period between 31 March 2023 and the expiration of the Notice Period shall be referred to as the “Renewal Period”). Any such notice given by the Individual Member or the Partnership hereunder shall also be delivered simultaneously in writing by the Individual Member or Partnership (as appropriate) to BGC Partners, Inc., c/o General Counsel, 499 Park Avenue, New York, NY 10022. Such notice shall be delivered by hand, electronic mail or overnight courier and shall be effective at such time as it is received by both the Individual Member or the Partnership, as the case may be, and by BGC Partners, Inc.

2.	WORKING REQUIREMENTS:

2.1	The Individual Member’s normal hours of work will be 7.15 am to 5.30 pm, on Monday to Friday, subject to clause 16.1(B) of the Partnership Deed and therefore the Individual Member shall work such hours and travel as may be reasonably required for the proper performance of his duties.

2.2	The Individual Member will carry out the business of the Partnership (or as required for one of its Affiliates) in the office at One Churchill Place, Canary Wharf, London, E14 5RD or such other offices of the Partnership or its Affiliates as they may reasonably require in the UK or abroad (Europe, Asia-Pacific or the US).

2.3	In addition to the Individual Member’s role as described above, the Individual Member shall also hold the position of President of BGC Partners, Inc. (“BGCP”) or such other capacity as the Partnership may reasonably require. The Individual Member shall report directly to the Chairman. For the purposes of this clause 2.3, “Chairman” shall mean the Chairman and/or Chief Executive Officer of BGCP.

2.4	The Individual Member shall accept (if offered) appointment as a statutory Director of the Partnership or any Affiliate and resign any such appointment if requested by the Board without any claim for damages or compensation.

2.5	In the event that the Individual Member refuses to comply with the terms of clause 2.4 within a reasonable period of being requested to do so, he hereby irrevocably appoints the Partnership to be his attorney to execute and do any such instrument or thing and generally to use his name for the purposes of giving the Partnership or an Affiliate or their nominee the full benefit of clause 2.4.

2.6	The Individual Member shall devote the whole of his time and attention, endeavours and abilities to promoting the interests and reputation of the Partnership and (i) he shall not engage in any activity which may be or may become in the reasonable opinion of the Chairman harmful to or contrary to the interests of the Partnership or any Affiliate, (ii) he shall well and faithfully serve the Partnership, (iii) he shall maintain the highest standards of integrity, honesty and fair dealing in his work for the Partnership.

3.	PROFIT ALLOCATION AND ADVANCE DRAWINGS:

Advance Drawings

3.1	Subject to clause 3.3, the Individual Member’s Allocated Monthly Advance Drawings will be: US$83,333.33. The Individual Member’s Allocated Monthly Advance Drawings will be payable monthly in arrears on or about the 21st day of each month directly into his nominated bank account or building society account. The Individual Member’s Allocated Monthly Advance Drawings will be inclusive of any directors fees payable under the articles of association or equivalent of the Partnership or any Affiliate. The Individual Member’s Allocated Monthly Advance Drawings shall be reviewed by the BGCP Compensation Committee annually. The BGCP Compensation Committee shall be under no obligation to increase the Individual Member’s Allocated Monthly Advance Drawings following such review. There will be no review of the Individual Member’s Allocated Monthly Advance Drawings after notice has been given by either party to terminate the Individual Member’s Membership pursuant to the terms of this Deed or the Partnership Deed.

In accordance with the Partnership Deed, the Partnership will retain from Allocated Monthly Advance Drawings amounts on account of income tax and national insurance contributions.

Profit Allocation

3.2	The Individual Member will be entitled to his annualised Allocated Monthly Advance Drawings under clause 8.3 of the Partnership Deed per Financial Period of the Partnership and such further allocation of profit as the BGC Compensation Committee, through the Board, may determine in accordance with subparagraph 3.3 below (together the “Profit Allocation”). All payments of Profit Allocation shall be made in accordance with the Partnership Deed and subject to the availability of sufficient Partnership profits. The Individual Member’s allocations of income and capital profits and losses shall be amended under Clause 8.5 of the Partnership Deed in the event only that any such amendments are made also (on a pro rata temporis basis where appropriate) to every other Individual Member of the Partnership (as defined in the Partnership Deed) and Clause 8.5 of the Partnership Deed shall be deemed amended accordingly.

3.3

Subject to the satisfactory achievement by the Individual Member of such performance goals as may be established by the BGCP Compensation Committee in its absolute discretion from time to time and sections 4.2 and 8.3 of this Deed, the Partnership shall pay the Individual Member a target allocation of profit for each Financial Period during the term of this Deed in the amount of 300% of annualised Allocated Monthly Advance Drawings, subject always to clause 4 below. The Individual Member will not be entitled to any sums pursuant to this clause 3.3 if, on the date allotted for any payment, the Individual Member is in fundamental breach of any provision of this Deed or any provision of the Partnership Deed (whether or not the Partnership has accepted such breach) other than if prior to the date of payment the Individual Member’s Membership has been terminated in circumstances that amount to a fundamental breach of contract by the Partnership as determined by a court of competent jurisdiction.

3.4	The relevant period for allocations under this Deed is the Financial Period of the Partnership or such other twelve month period as shall be determined by the Partnership in accordance with its then current practices and accounting policies but in each case the Partnership currently intends for any allocation of profit made pursuant to clause 3.3 to be made by January 30 following the Partnership’s Financial Period but agrees that it shall be made no later than 60 days after the end of the Partnership’s Financial Period.

3.5	Notwithstanding any other provision of this Deed or the Partnership Deed, a proportion of the Individual Member’s profit allocation under clause 3.3 in any Financial Period of the Partnership may as determined in the sole discretion of the BGCP Compensation Committee, through the Board, be paid not in cash but as a contingent non-cash grant, subject to the terms of the grant document(s) under which such non-cash grant was provided, including any vesting and cancellation provisions and restrictive covenants contained therein provided always that the first US$1,000,000 of any allocation of profit the Individual Member becomes entitled to pursuant to clause 3.3 of this Deed shall be comprised of cash.

3.6	The Individual Member acknowledges and agrees that the type of contingent non-cash award in clause 3.5 above may be in the form of LPUs or other such award type as determined by the Partnership in its discretion, and any grant to be awarded to him thereafter may be in the form of LPUs or other such award type as determined by the Partnership in its discretion. The Individual Member further acknowledges and agrees that the value of an LPU or other unit shall be deemed to be the result of the number of units granted multiplied by the closing price of BGCP Class A common stock on the date of final determination of such award, that an LPU or other unit has no Post-Termination Amount, and that an award of an LPU or other unit satisfies any obligation the Partnership may have with respect to clause 3.5. Nothing herein shall be construed as requiring the Partnership to procure the grant of any particular type of contingent non-cash grant award from time to time or prevents the Partnership from procuring the grant of any particular type of contingent non-cash grant award from time to time. For the avoidance of doubt, any payment, award, benefit, or loan of money or property (including without limitation distributions in respect of such award and the application of any distributions) (each an “Award”) pursuant to this Deed or otherwise, and whether provided by the Partnership or an Affiliate or an associated entity, may be made in such currency, using such currency exchange rates and on such terms, as shall be determined in the sole and absolute discretion of the Partnership. Where the Partnership procures that any such Award is provided to the Individual Member by an Affiliate or an associated entity, the Individual Member agrees that the Partnership shall be entitled to treat such Award as being in satisfaction of any of its own obligations to the Individual Member, including but not limited to clause 3.5 of this Deed.

4	SPECIAL PROVISIONS RELATING TO ILLNESS/INJURY AND TO DEATH:

Illness/Injury (pro rata payments and outstanding stock to vest)

4.1	In the event that the Individual Member is not, in the reasonable opinion of the Partnership, physically or mentally fit to perform his duties, his Membership may be terminated only on the following basis: Before terminating the Individual Member’s Membership under this clause 4.1, the Partnership will consult with the Individual Member and obtain a medical opinion at the Partnership’s reasonable discretion. Without prejudice to the foregoing, if the Individual Member cannot work or perform his duties because he is ill or injured for more than 180 days in any period of 12 months, the Partnership may terminate his Membership upon 30 days’ written notice in which event the provisions of Clause 4.2 shall apply. In addition, in the event the Individual Member cannot work or perform his duties because he is ill or injured for more than 30 days in any period of 12 months, any allocation of profit to which he was entitled under clause 3.3 of this Deed (but not clause 3.1 above) shall be prorated based on the number of days that he was unable to work or perform his duties.

4.2	Notwithstanding any other provision of this agreement, in the event that the Individual Member’s Membership is terminated under clause 4.1, he shall receive an allocation of profit under clause 3.3 for the proportion of the Financial Period up until the date of termination (in addition to any sum due under clauses 3.1 and/or 8.9 of this agreement). Such allocation of profit under clause 3.3 shall be calculated on a pro rata basis based on the number of days the Individual Member worked during the Financial Period (which period shall be calculated on the basis of the allocation of profit the Individual Member would otherwise be due under clause 3.3). The allocation of profit is subject to satisfaction of the applicable performance targets established by the BGCP Compensation Committee and shall be made at the same time as any allocation of profit due under clause 3.3 would have been made but for the termination of the Individual Member’s Membership.

Death

4.3	Notwithstanding any other provision of this agreement, in the event of the Individual Member’s death, in addition to any other sums then due under clause 3.1 or otherwise, a payment shall be made to his estate of an allocation of profit under clause 3.3, which allocation shall be calculated on a pro rata temporis basis for the proportion of the Financial Period served up until the date of his death. Such allocation of profit under clause 3.3 shall be based upon the allocation of profit the Individual Member would otherwise be due but for his death (under clause 3.3). The payment shall be made at the same time as any allocation of profit due under clause 3.3 would have been made but for the death of the Individual Member excluding the fact that the Individual Member shall have died before completion of the relevant financial year. In relation to the satisfactory achievement by the Individual Member of such performance goals as may have been established by the BGCP Compensation Committee (the “Committee”) in relation to the relevant Financial Year the LLP shall undertakes to procure that the Committee shall in good faith consider the proportion of the Financial Year served and that any decision falling to the Committee under clause 3.3 above be based upon whether or not, and if not the extent to which, the Member might reasonably be expected to have satisfactorily achieved the relevant financial targets had he not died prior to the end of that financial year when considering the appropriate sum to award under clause 3.3 and that they shall otherwise exclude from consideration the Member’s inability to conclude the Financial Year. Any such allocation of profit under clause 3.3 shall be paid fully in cash.

5.	BENEFITS:

The Partnership may provide benefits such as health insurance and permanent health insurance. The provision of such benefits is subject to the terms and rules of such benefit schemes prevailing from time to time. In particular (but without limitation) the Individual Member must provide full co-operation in connection with any claim made on his/her behalf under such benefits and is at all times responsible for providing any medical evidence that may be required by the insurers. Should the insurers refuse a claim, the Partnership will be under no further obligation to pay any remuneration or provide other benefits to the relevant Individual Member and the Individual Member expressly waives any express or implied term to the contrary. The Partnership reserves the right to vary, and/or replace any health insurance and/or permanent health insurance benefits from time to time at its absolute discretion.

6.	PENSIONS:

There is no pension offered by the Partnership.

7.	CHANGE OF CONTROL:

7.1	If there is a Change of Control of the Partnership at any time during the Initial Period (or Renewal Period as applicable), the Partnership or the individual or entity which acquires control of the Partnership (the “Continuing Company”) will be required within 120 days of the Change of Control to elect by notice in writing to the Individual Member either (i) to continue his Membership and extend the term of his Membership under this Deed for a period of three years from the date the Change of Control took effect (if the remaining term of this Deed as of such date is less than three years) or (ii) to terminate his Membership forthwith.

7.2	If the Continuing Company opts to extend the term of the Individual Member’s Membership under this Deed then he shall receive within thirty (30) days of its election to extend the term an amount equal to his aggregate Profit Allocation under this Deed for the most recent full Financial Period (the “Aggregate Profit Allocation Amount”) in addition to any other profit allocation that he may be entitled to under this Deed. In addition, if as of the second anniversary of the Change of Control the Individual Member is still engaged by the Continuing Company (or if the Individual Member is not engaged on such second anniversary date solely as a result of termination by the Continuing Company in circumstances that amount to a fundamental breach of contract by the Continuing Company as determined by a court of competent jurisdiction) and has not materially breached this Deed, he shall receive an additional payment of the Aggregate Profit Allocation Amount within thirty (30) days of such second anniversary.

7.3	If the Continuing Company elects to terminate the Individual Member’s membership under clause 7.1 above, he will be entitled to receive within thirty (30) days of such election two times his Aggregate Profit Allocation Amount under this Deed for the most recent full Financial Period in full and final settlement of all and any claims that he may have against the Partnership, the Continuing Company and/or any Affiliate pursuant to his Membership under this Deed and/or its termination.

7.4	Any payment under this clause 7 shall be made in cash and non-cash consideration in the same proportions as the Aggregate Profit Allocation Amount, provided that to the extent any non-cash grant or award contains vesting or any analogous provisions based on continued engagement by the Continuing Company, such provisions shall not extend beyond the then remaining term of this Deed, and provided, further, that in the event the Individual Member fails to satisfy such vesting conditions solely as a result of termination by the Continuing Company in circumstances that amount to a fundamental breach of contract by the Continuing Company as determined by a court of competent jurisdiction, such non-cash grant or award shall vest immediately.

7.5	In each case, unless otherwise provided in the applicable award agreement, all of the Individual Member’s stock options, restricted stock units, and other awards based on shares of BGC Partners, Inc.’s Class A Common Stock shall vest in full and become immediately exercisable, and all partnership units in BGC Holdings, L.P., including founding partner units, REUs, PSUs, PSIs, LPUs and any other units he may hold, shall, if applicable, vest in full and be granted immediately exchangeable exchange rights for shares of BGC Partners, Inc.’s Class A Common Stock (including any such awards or units issued to the Individual Member in connection with or related to a Change of Control). The Individual Member will also continue to receive the benefits he is entitled to on the date his membership terminates for two years from such date and a pro rata Profit Allocation for the year of termination.

7.6	For purposes of this Deed, a “Change of Control of the Partnership” shall occur in the event that and on the date that BGCP is no longer controlled by Cantor Fitzgerald, L.P. or a person or entity controlled by, controlling or under common control with Cantor Fitzgerald, L.P.

8.	AGREED AND AMENDED TO THE PARTNERSHIP DEED IN RESPECT OF THE INDIVIDUAL MEMBER’S MEMBERSHIP:

8.1	Clause 14.2(3) shall not apply to the Individual Member and is to be superseded in its entirety by the following:

“Wilful refusal or neglect by the Individual Member to carry out instructions from the board and/or Chairman”.

Clause 14.2.7 shall not apply to the Individual Member.

8.2	Clause 14.4 and 14.6 of the Partnership Deed shall not apply to the Individual Member and are to be superseded in their entirety by the following:

“14.4 Suspension

In circumstances where the Board considers it reasonable (including but not limited to investigating any disciplinary matter against the Individual Member) it reserves the right at its sole discretion, to require the Individual Member to remain at home (“Suspension”) for no more than 12 months in aggregate or assign to him such other duties consistent with his abilities in addition to or instead of the duties contained in this Deed of Adherence and the Partnership Deed. If any Suspension takes place solely as a result of a bona fide disciplinary investigation the period of such Suspension shall not exceed 3 months subject always to the Individual Member’s reasonable cooperation in connection with such investigation. During any period of Suspension the Individual Member shall continue to receive his Allocated Monthly Advance Drawings and, save to the extent varied by clause 8.2 below, such further profit allocation that would otherwise have been due under Clause 3 above but for such Suspension.

14.6 Consequences of Removal

In the event that an Individual Member gives notice to terminate or withdraw from Membership or otherwise seeks to leave the Partnership, the Board may, in its discretion, at any time require an Individual Member to remain at home and/or be under no obligation to assign any duties or provide any work for him or transfer the Individual Member to a different product area (“Garden Leave”). The terms applicable to the Individual Member during any period of Suspension or Garden Leave shall include the provisions of clause 14.5 of the Deed save to the extent varied by instructions given under this clause 14.6.

For the avoidance of doubt, during any period of Garden Leave an Individual Member shall continue to receive his Allocated Monthly Advance Drawings and, save to the extent varied by Clause 8.3 below, such further profit allocation that would otherwise have been due under Clause 3 above but for such Garden Leave.”

8.3	During any period of Garden Leave the Individual Member is required to serve under clause 14.6 of the Partnership Deed the Individual Member will receive an allocation of profit under clause 3.3 in respect of that year in the amount of US$1,000,000 (without prejudice to any allocation of profit under clause 3.3 of this Deed which was due to be paid in respect of any prior Financial Period).

8.4	Clause 15.4 of the Partnership Deed shall not apply to the Individual Member and is to be superseded in its entirety by the following:

“15.4 Profit Allocation

In calculating the profits of the Partnership for the purposes of this clause there shall only be included the fees and income due and payable to the Partnership on or before the Succession Date and, accordingly, no profits shall be deemed to have accrued in respect of any fees or allocations which are due and payable after the Succession Date. Any profit allocation due, together with any amount standing to the credit of the Outgoing Member’s Distribution Account, shall be allocated to the Outgoing Member as at the end of the relevant Financial Period in the normal course (and so the Member shall remain a Member to the extent necessary for these purposes only and with no rights other than under this clause until the end of the relevant Financial Period, and his rights as a Member shall be limited to his rights under this clause only and in each case his obligations limited to those that exist on or after the Succession Date), but the Outgoing Member shall be entitled to receive amounts equal to his Allocated Monthly Advance Drawings and any target allocation of profit pursuant to clause 3.3 of his Deed of Adherence above, plus amounts standing to the credit of his Distribution Account plus any other amounts owed to him less any deductions within 30 days of the completion of the Partnership Statement prepared pursuant to clause 15.3.”

8.5	Clause 16.1 (A), (D) and (M) of the Partnership Deed shall not apply to the Individual Member and are to be superseded in their entirety by the following:

“16.1

(A)	The Individual Member covenants to use his best endeavours to promote and develop the Business and to act in the best interests of the Partnership and its Affiliates at all times.

(D)	The Individual Member covenants to devote the whole of his working time to the Business of the Partnership or its Affiliates, except during holiday leave and absence due to sickness (each as provided for in clause 17). Notwithstanding the Individual Member’s interest in an Affiliate, he further covenants not to have an interest in any other entity, business, or enterprise (whether as an employee, contractor, partner, consultant, agent or otherwise) without the written consent of the Chairman, save for investment purposes of only 1% or less of outstanding securities of any corporation listed on a recognised stock exchange or traded in the over the counter markets.

(M)	The Individual Member will not deliberately conceal or falsely deny the existence of any details with respect to any offer or approach to take up employment, partnership or enter into another business relationship with a competitor of the Partnership (or its Affiliates).

Should the Individual Member decide to accept such an offer he must provide details of the terms of his Deed of Adherence (obscuring the remuneration) and clause 16.3 of the Partnership Deed to the competitor and notify the Chairman thereof in writing as soon as reasonably practicable.

The Individual Member further covenants that if he becomes aware of any Member or employee of the Partnership or its Affiliates being so approached he will not deliberately conceal or falsely deny the existence of or any details with respect to such an approach.”

Clauses 16.1 (J), (K) and (L) of the Partnership Deed shall not apply to the Individual Member.

8.6	Clause 16.3(A) and 16.3(B) of the Partnership Deed shall not apply to the Individual Member and are to be superseded in their entirety with the following:

“16.3

(A)	The Individual Member undertakes that without the written prior consent of the Board and whether alone or with others, directly or indirectly for his own benefit or the benefit of any person or organisation that he will not during the period of his Membership or for a period of two (2) years after its termination:

(1)	solicit or entice away, deal or carry on Restricted Business with, or transact Restricted Business with any client or counterparty of the Partnership or any Affiliate (whether a company or an individual).

(2)	participate in, engage the services of, render services to or become interested in (as owner, stockholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) any business activity that is in competition with the Restricted Business with which he has, at any time during the two (2) years prior to the Succession Date, been actively involved, or agree, or enter into an option to agree (whether for the present or the future) to do any of the forgoing.

(3)	“Restricted Business” shall mean the business or any part of the business and which in either or both case(s):

(i)	is carried on by the Partnership or any of its Affiliates at the Succession Date;

(ii)	was carried on by the Partnership or any of its Affiliates at any time during the Individual Member’s Membership or, where the relevant provision would apply after the Succession Date, any time during the two (2) years immediately preceding the Succession Date; or

(iii)	is to the Individual Member’s knowledge to be carried on by Partnership or any of its Affiliates at any time during the two (2) years immediately following the Succession Date.

and which the Individual Member was materially concerned with/worked for or had management responsibility for (or had substantial confidential information regarding) in either case at any time during his Membership or, where the relevant provision would apply after the Succession Date, any time during the period of two (2) years immediately prior to the date of its termination.

(B)

The Individual Member covenants to the Partnership that without the written prior consent of the Board and whether alone or with others, directly or indirectly for his own benefit or the benefit of any person or organisation he shall not, during the term of Membership, and for a period of two (2) years after its termination, offer to employ or enter into partnership, induce or attempt to induce any individual to whom this paragraph applies to cease Membership, leave the employment of or to discontinue the supply of his/her services to the Partnership or any Affiliate without the Partnership’s prior written consent (whether or not such action would result in a breach of contract by such individual) nor shall he/she encourage, counsel or procure that individual to do so. This clause shall apply to any individual employed by (or provided services to the Partnership) whom the Individual Member has managed or has or had material and/or regular dealings with during the two (2) years prior to the Succession Date and who is employed by or has provided services to the Partnership or any Affiliate in a senior or managerial capacity or in any technical, IT, sales or broking, marketing or business development role, provided that this restriction shall not apply to non-management (clerical or administrative or manual staff).”

(C)	In the event the Partnership exercises its right under this Deed to place the Individual Member on Garden leave, then the length of the restrictions set out in clauses 16.3 (A) and (B) above shall be reduced by any period(s) spent by the Individual Member on Garden Leave prior to the termination of his Membership.

8.7	Clause 16.10 of the Partnership Deed shall not apply to the Individual Member.

8.8	The Individual Member shall be entitled to 30 days holiday per calendar year which, for the purposes of clause 17(A)(5) of the Partnership Deed, shall be deemed to accrue at a rate of 2.5 days per month. The relevant provisions of clause 17(A)(1), 17(A)(3) and 17(A)(5) are hereby amended accordingly.

8.9	Clause 17(B)(2) of the Partnership Deed shall not apply to the Individual Member and is to be superseded in its entirety with the following:

“Subject to the Partnership’s policy from time to time, the Individual Member will be entitled to receive Allocated Monthly Advance Drawings in respect of sickness absence up to a maximum aggregate period of 6 months in any period of 12 months. Thereafter, payment of a Member’s Allocated Monthly Advance Drawings and allocation of profits during any period of absence, or the pro-rating down of a Member’s Allocated Monthly Advance Drawings in respect of such period due to sickness, is entirely at the Partnership’s discretion and will be decided on an individual basis.”

8.10	Clause 14.2(13) of the Partnership Deed shall not apply to the Individual Member.

8.11	Clause 19.4 of the Partnership Deed shall not apply to the Individual Member.

END OF SCHEDULE

[Schedule 1 to the Amended and Restated Deed of Adherence

between BGC Holdings (Services) LLP and Shaun D. Lynn, dated 14th day of December, 2016]